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                                  EXHIBIT 99.1

              DIRECTORS AND EXECUTIVE OFFICERS OF INVERNESS MEDICAL
                                INNOVATIONS, INC.

         The business address of each of the following directors and/or executive officers of Inverness Medical Innovations, Inc., a Delaware corporation ("Inverness") is c/o Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453.

ANTHONY J. BERNARDO. Mr. Bernardo is the Vice President & Chief Operating Officer of Inverness and the President and Chief Operating Officer of Inverness Medical, Inc., the primary U.S. operating subsidiary of Inverness.

ERNEST A. CARABILLO, JR. Mr. Carabillo is a director of Inverness and the founder and president of EXPERTech Associates, Inc., which provides regulatory, clinical and quality management consulting services to medical device companies and is located at 100 Main St., Suite 120, Concord, Massachusetts 01742.

CAROL R. GOLDBERG. Ms. Goldberg is a director of Inverness and president of The AVCAR Group, Ltd., an investment and management consulting firm located at 225 Franklin Street, Suite 2700, Boston, Massachusetts 02110.

PAUL T. HEMPEL. Mr. Hempel is the General Counsel and Secretary of Inverness.

DUANE L. JAMES. Mr. James is the Vice President of Finance and Treasurer of Inverness.

ROBERT P. KHEDERIAN. Mr. Khederian is a director of Inverness and chairman of Belmont Capital, a venture capital firm located at 26 Brighton Street, Suite 320, Belmont, Massachusetts 02478.

JOHN F. LEVY. Mr. Levy is a director of Inverness and an independent consultant.

JERRY MCALEER, Ph.D. Dr. McAleer is the Vice President of Research and Development of Inverness and the Managing Director of Unipath Ltd., one of Inverness' subsidiaries. Dr. McAleer is a citizen of the United Kingdom.

DAVID SCOTT, Ph.D. Dr. Scott is a director and the Chief Scientific Officer of Inverness. Dr. Scott is a citizen of the United Kingdom.

DOUGLAS J. SHAFFER. Mr. Shaffer is the Vice President of U.S. Operations of Inverness.

DAVID TOOHEY. Mr. Toohey is the Vice President of European Operation of Inverness. Mr. Toohey is a citizen of the Republic of Ireland.

PETER TOWNSEND. Mr. Townsend, who is currently retired, is a director of Inverness. Mr. Townsend is a citizen of the United Kingdom.

JOHN YONKIN. Mr. Yonkin is the Vice President of U.S. Sales & Marketing of Inverness.

ALFRED M. ZEIEN. Mr. Zeien, who is currently retired, is a director of Inverness.

RON ZWANZIGER. Mr. Zwanziger is the Chairman, Chief Executive Officer and President of Inverness.